Exhibit 10.1
CINCINNATI FINANCIAL CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
PERFORMANCE-BASED
[RECIPIENT NAME]
[RECIPIENT ADDRESS]
As of [Award Date], the Fair Market Value of the shares underlying this award was $                     .
     Cincinnati Financial Corporation (the “Company”) hereby grants to the associate identified below (the “Participant”) a Restricted Stock Unit Award (the “Award”) under the Company’s 2006 Stock Compensation Plan (the “Plan”) with respect to the number of Restricted Stock Units (the “Units”) specified under the “Award Information” section below, all in accordance with and subject to the provisions set forth in Part II — Terms and Conditions.
PART I. AWARD INFORMATION:
Participant Name:
Number of Units Awarded:
Award Date:                                                            , 20__
Vesting Criteria (when Units granted in the Award vest and shares are issued to the Participant):

Number of Shares	Vesting Date and Performance Target

shs.	On ___, 20___ if the sum of “operating income” for the three calendar years ending December 31, 20___ equals or exceeds ___ percent of “operating income” for the calendar year ending December 31, 20___, the last completed calendar year prior to the Award Date.

For purposes of this agreement, the calculation for “operating income,” shall not include the effects of capital gains and losses, accounting changes, and losses attributable to catastrophes which are assigned catastrophe numbers.
Beneficiary Designation (Optional — see Part II, Section 8):
THIS AWARD IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.
     By accepting this Award, the Participant acknowledges the receipt of a copy of this Restricted Stock Unit Agreement (including Part II — Terms and Conditions) and a copy of the Prospectus and agrees to be bound by all the terms and provisions contained in them and in the Plan.
     IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of the Award Date specified above.

CINCINNATI FINANCIAL CORPORATION

By:

ACCEPTED:

Participant

PART II. TERMS AND CONDITIONS
     1. Restricted Stock Units. Each Unit represents a hypothetical share of the Company’s Common Stock (the “Shares”), and each Unit will at all times be equal in value to one Share. The Units will be credited to the Participant in an account established for the Participant and maintained by the Company’s stock transfer department. If and when Units vest as provided below, Shares in an amount equal to the number of vested Units will automatically be issued to the Participant and will be evidenced by a stock certificate or a book entry account maintained by the Company’s stock transfer department for the Common Stock.
     2. Restrictions. Subject to Sections 3 and 4 below, the restrictions on the Units specified in Part I — Award Information (the “Award Information”) shall lapse and such Units shall vest on the vesting dates set forth in the Award Information (the “Vesting Date”), provided that: (a) the Performance Target has been met; and (b) the Participant remains an employee of the Company (or a subsidiary of the Company) during the entire period ending on and including the Vesting Date (the “Restriction Period”) commencing on the Award Date set forth in the Award Information and ending on the Vesting Date. Upon vesting, one Share shall be issued with respect to each vested Unit
     3. Participant Death, Disability or Retirement During Restriction Period. In the event of the termination of the Participant’s employment with the Company (and with all subsidiaries of the Company) prior to a Vesting Date due to (a) death or Disability, the attainment of the Performance Target is waived, all restrictions on the Units shall lapse, and all of the Units shall become fully vested on the date of death or Disability, or (b) the Participant reaching eligibility for Normal Retirement, restriction 2(b) concerning continuous employment during the Restriction Period is waived and shall lapse and the Units shall remain subject to all other vesting requirements and restrictions including the Vesting Date. Upon vesting, one Share shall be issued with respect to each such vested Unit.
     4. Other Termination of Employment During Restriction Period. If the Participant’s employment with the Company (and with all subsidiaries of the Company) is terminated for any reason other than death, Disability or Normal Retirement prior to the end of the Restriction Period, the Participant shall forfeit all rights to any Units (and to the related Shares) as to which the Vesting Date has not yet occurred. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Units.
     5. Shareholder Rights. The Participant shall not have the right to vote any Shares or to receive any cash dividends payable with respect to any Shares, or otherwise have any rights as a shareholder with respect to any Shares, unless and until the Shares have actually been issued to the Participant hereunder upon the vesting of Units as provided in this Agreement.
     6. Transfer Restrictions. This Award and the Units (until they vest pursuant to the terms hereof and Shares are issued with respect thereto) are non-transferable and may not be assigned, hypothecated or otherwise pledged, except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Units shall be forfeited.
     7. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the vesting of this Award, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares that would otherwise be issuable upon any Units vesting or otherwise becoming subject to current taxation. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws.
     8. Death of Participant. If any of the Units shall vest upon the death of the Participant, the Shares issued as a result of such vesting shall be registered in the name of the estate of the Participant except that, if the Participant has designated a beneficiary where indicated in the Award Information, the Shares shall be registered in the name of the designated beneficiary.
     9. Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Participant upon written request) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company from time to time, and (b) the term “Normal Retirement” means retirement from active employment with at least 35 years of continuous service with the Company or its subsidiaries or otherwise under a retirement plan of the Company or any subsidiary or under an employment contract with any of them on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing retirement benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which retirement benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” a termination of the Participant’s employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. In any case in which the existence of a “Disability” is uncertain under the applicable definition and procedures hereunder, a final and binding determination shall be made by the Committee in its sole discretion.